Exhibit 10.1

ACTUANT CORPORATION

RESTRICTED STOCK AWARD

THIS RESTRICTED STOCK AWARD is granted by ACTUANT CORPORATION (the “Company”) to «FirstName» «LastName» (the “Grantee”). This Award is granted under and subject to the terms of the Actuant Corporation 2002 Stock Plan (the “Plan”). In the event of any conflict between any provisions of this Award and the provisions of the Plan, the provisions of the Plan shall control. Terms defined in the Plan where used herein shall have the meanings as so defined in the Plan.

1. AWARD

The Company grants to the Grantee a restricted stock award on «Date» (the “Award Date”), covering «number» shares of Company Stock (the “Restricted Stock”).

2. RESTRICTION

The Restricted Stock shall become vested three years from the Award Date. In addition, all of the unvested Restricted Stock shall become vested upon the first to occur, if any, of the following events:

(a)	The termination of Grantee’s employment with the Company or a subsidiary by reason of retirement after age 60, disability (as determined by the Committee), or death;

(b)	The termination by the Company or a subsidiary of the Grantee’s employment with the Company or a subsidiary without cause; or

(c)	A Change in Control of the Company (as determined by the Committee).

The period of time during which the shares covered by this Restricted Stock Award vest is referred to as the “Restricted Period”. If the Grantee’s employment with the Company or one of its subsidiaries terminates during the Restricted Period for any reason other than as specified in subsections (a) or (b) above, the Restricted Stock shall be forfeited to the Company on the date of such termination, without any further obligations of the Company to the Grantee and all rights of the Grantee with respect to the Restricted Stock shall terminate.

3. RIGHTS DURING RESTRICTED PERIOD

The Grantee, during the Restricted Period, shall have the right to vote the Restricted Stock and to receive cash dividends; however, all stock dividends, stock rights or other securities issued with respect to the Restricted Stock (collectively, the “Proceeds”) shall be forfeitable and subject to the same restrictions as exist regarding the original shares of Restricted Stock. The Restricted Stock shall be nontransferable during the Restricted Period, except by will or the laws of descent and distribution.

4. CUSTODY

The Restricted Stock may be credited to Grantee in book entry form and shall be held, along with any Proceeds, in custody by the Company until the applicable restrictions have expired. If any certificates are issued for shares of Restricted Stock or any of the Proceeds during the Restricted Period, such certificates shall bear an appropriate legend as determined by the Company referring to the applicable terms, conditions and restrictions and the Grantee shall deliver a signed, blank stock power to the Company relating thereto.

5. TAX WITHHOLDING

The Grantee may satisfy any tax withholding obligations arising with respect to the Restricted Stock in whole or in part by tendering a check to the Company for any required amount, by election to have a portion of shares withheld to defray all or a portion of any applicable taxes, or by election to have the Company or its subsidiaries withhold the required amounts from other compensation payable to the Grantee.

6. NO RIGHTS TO CONTINUED EMPLOYMENT

The granting of this Award shall not confer upon Grantee any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date of grant shown above.

ACTUANT CORPORATION

By:	/s/ Robert C. Arzbaecher
Robert C. Arzbaecher

Accepted as of the Date of Grant in accordance with, and subject to, the above terms and conditions of this Agreement and of the Plan document, a copy of which has been received by me.

«FirstName» «LastName»